Company Contact:

Targeted Medical Pharma
Marcus Charuvastra | marcusch@tmedpharma.com
(310) 474-9809

Investor Contact:

ProActive Capital Group
Jeff Ramson | ramson@proactivecapital.com
(646) 863-6893

Healthcare Executive Dr. Thomas Wenkart Joins Targeted Medical Pharma’s Board of Directors

Los Angeles, March 5, 2014 –Targeted Medical Pharma, Inc. (OTCQB:TRGM) today announced that Dr. Thomas Wenkart, Chief Executive and Chairman at Macquarie Health Corporation, has joined the company’s board of directors.

A nationally respected expert in healthcare, medical and hospital administration in Australia, Dr. Wenkart established Macquarie Health Corporation in Sydney, Australia in 1976. His organization owns and operates eleven private hospitals in Australia, and is one of the nation’s leading providers of healthcare services.

Dr. Wenkart is a graduate of the Sydney University School of Medicine. In 1976, he established the Health Care Research Institute and the Wenkart Foundation which supports the Arts and Health Sciences with the credo of “community benefits in the shortest possible time.” In 2007 the Wenkart Foundation established the Wenkart Chair of the Endothelium at Sydney University and the Centenary Institute. Dr. Wenkart has a unique understanding and interest in, medical computing, electronic health records, biomedical technology, and videodermoscopy systems. In 2003, he acquired Derma Medical Systems in Austria.

“We are very pleased to have Dr. Wenkart join our company. He brings a great deal of healthcare and business experience to our board,” said Dr. William Shell, Chief Executive Officer and Chief Science Officer at Targeted Medical Pharma. “His expertise in operations and management systems will help the continued growth and execution of strategic initiatives of our company in the United States and abroad.”

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About Targeted Medical Pharma, Inc.

Targeted Medical Pharma, Inc. is a Los Angeles-based biotechnology company that develops medical foods for the treatment of chronic disease, including pain syndromes, peripheral neuropathy, hypertension, obesity, sleep and cognitive disorders. The company also develops a line of dietary supplements designed to support health and wellness. The company manufactures 10 proprietary medical foods, and recently launched its first dietary supplement, Clearwayz™. The products are sold directly to physicians and pharmacies in the U.S. The company also is developing nutrient-based systems for oral stimulation of progenitor stem cells that differentiate into neurons, red blood cells, pituitary hormones including IGF-I.

Forward Looking Statement

This press release may contain forward-looking statements related to Targeted Medical Pharma’s business strategy, outlook, objectives, plans, intentions or goals. The words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Actual results could differ materially. Targeted Medical Pharma expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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